April 1, 1997


Securities & Exchange Commission
Washington, D.C. 20549

Reference: Western Pacific Airlines File #33-97862
Part III Narrative

The Registrant's Report on Form 10-K for the year ended December 31,
1996, was not filed on March 31, 1997, but will be filed on or before the fifteenth calendar day following March 31, 1997. The Registrant has not yet been able to finalize its financial statements, and its independent auditors, Arthur Andersen LLP, therefore, has not yet been able to complete their audit and render their opinion. The Registrant believes that completion of the financial statements could not have been accomplished within the prescribed period without unreasonable effort and expense taking into account the various issues related to restructuring charges, start up expenses of certain consolidated subsidiaries that commenced operations during the fourth quarter of 1996 and post year-end financings and other transactions that needed to be addressed within the limits of the Registrant's existing personnel and financial resources. A copy of a letter from Arthur Andersen LLP is attached hereto.